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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this Registration Statement on Form S-4 of Peter Kiewit Sons', Inc. and Kiewit Materials Company of our reports dated March 17, 2000 relating to the consolidated financial statements and financial statement schedule of Peter Kiewit Sons', Inc. as of December 25, 1999 and December 26, 1998 and for the three year period ended December 25, 1999 and our reports dated March 17, 2000 relating to the consolidated financial statements and financial statement schedule of Kiewit Materials Company which appear in such Registration Statement. We also consent to reference to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP

Omaha, Nebraska
March 17, 2000